Exhibit 10.22

February 20, 2019

Charles Homcy

Sent Via Email

Re: BridgeBio Services Employment

Dear Charles:

BridgeBio Services, Inc. (the “Company”) is pleased to offer you employment as Senior Advisor, Chair of Pharmaceuticals. With powers, duties, responsibilities, and accountabilities as set forth below and in the job description for the position, or as may from time to time be prescribed by the Company’s senior executives or the Board of Directors of the Company (the “Board”), provided that such duties are consistent with your position. In your role, you would also act as a Management Committee Member.

The position is a part-time, exempt position and you will be required to devote 20% of your full working time and efforts to the business and affairs of the Company. During your employment with the Company, you will not engage in any other outside employment, consulting or other business activity (whether full-time or part-time) without the Company’s written consent, which shall not be unreasonably withheld. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

The Company will pay you a starting salary beginning as of your start date at the annual rate of $500,000.00, payable in accordance with the Company’s standard payroll schedule and subject to tax-related deductions and withholdings. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

You will be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time (including, without limitation, any group health care plan, Paid Time Off, and 401(k)), subject to the terms of such plans.

It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice and without additional compensation to you. Any contrary representations that may have been made to you are superseded by this letter agreement. Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time (except as otherwise provided herein), the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit A.

This offer is contingent upon a background check clearance, reference check, and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

421 Kipling Street, Palo Alto, CA 94301

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will be required to complete a Form 1-9 which will be provided to you before your start date. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement. Also, this offer is subject to satisfactory reference checks if necessary.

This letter agreement and the Confidentiality Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Confidentiality Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on Wednesday, January 23. Should you accept this offer, your start date of employment will be retroactive to January 1, 2019 or any other date agreed upon between you and the Company.

Sincerely,

/s/ Neil Kumar Neil Kumar and the BridgeBio Team

I have read and accept this employment offer.

/s/ Charles Homcy
Charles Homcy

2/20/19
Date

421 Kipling Street, Palo Alto, CA 94301